EXHIBIT 99.1
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                                       125 South Wacker Drive
AMLI RESIDENTIAL                       Suite 3100
                                       Chicago, Illinois 60606

                                       Phone:      312.443.1477
                                       Fax:        312.443.0909
                                       www.amli.com
PRESS RELEASE

FOR IMMEDIATE RELEASE       For More Information, Contact:
February 3, 2004            Robert J. Chapman, Chief Financial Officer
                            (312) 984-6845


             AMLI RESIDENTIAL ANNOUNCES FOURTH QUARTER AND
           FULL YEAR OPERATING RESULTS AND DECLARES DIVIDEND


(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the fourth quarter and year ended
December 31, 2003.

EARNINGS
--------

Net income for the quarter and year ended December 31, 2003 was $13,533,000 and $26,104,000, respectively, as compared to $8,752,000 and $40,355,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended December 31, 2003 was $0.55, compared to $0.40 for the comparable period of 2002, an increase of 37.5%. For the year ended December 31, 2003, EPS was $1.00 compared to $1.80 for the year ended December 31, 2002, a decrease of 44.4%.

Funds From Operations ("FFO") for the fourth quarter 2003 were $15,025,000, or $0.55 per common share, compared to $13,859,000, or $0.56 per common share, for the fourth quarter 2002, a per share decrease of 1.8%. Actual results were consistent with AMLI's most recent guidance and equal to First Call's most recent estimate. The fourth quarter's results include a $491,000 after-tax provision ($700,000 pre-tax), or approximately $0.02 per common share, for loss on land held for development or sale by the Company and a consolidated subsidiary. FFO for the year ended December 31, 2003 was $54,215,000, or $2.12 per share, compared to $60,098,000, or $2.35 per share, for the year ended December 31, 2002, a per share decrease of 9.8%.

"The fourth quarter was an active one for AMLI, and our actual operating results were as we expected," commented Allan J. Sweet, AMLI President. "On balance, we were very pleased with 2003. Although we continued to be challenged by declining rental rates throughout the year, we were encouraged by an increase in occupancy across our portfolio. Our equity offering, which was used to fund new investment, was well received by the market, and we were very pleased with the 37% total return that our shareholders enjoyed. It was one of the highest of all REITs."

SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%), for the quarter ended December 31, 2003 versus the prior year's comparable quarter, total community revenue decreased 0.6% (as a result of an increase in weighted average occupancy to 93.1% from 89.9% and a 2.5% decrease in weighted average collected revenue per occupied unit), operating expenses increased 6.8%, and net operating income ("NOI") decreased 5.2%.





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


Comparing the fourth quarter of 2003 to the third quarter of 2003, total community revenue decreased 2.7% (as a result of a 0.4% decrease in weighted average occupancy and a 2.2% decrease in weighted average collected revenue per occupied unit), operating expenses decreased 8.0%, and NOI increased 1.5%.

For the full year 2003 compared to the full year 2002, total community revenue decreased 2.6% (as a result of a 0.7% increase in weighted average occupancy and a 6.0% decrease in weighted average collected rent per occupied unit), operating expenses increased 3.1%, and NOI decreased 6.4%.

OTHER OPERATING RESULTS
-----------------------

Total community revenue, including both wholly-owned communities and co-investment communities (at 100%), was $65,232,000 and $262,596,000, respectively, for the quarter and year ended December 31, 2003, as compared with $64,583,000 and $258,658,000 for the comparable periods in 2002, a 1.0% and 1.5% increase, respectively.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter and year ended December 31, 2003 were $26,347,000 and $98,513,000, respectively, representing an increase of 7.0% and a decrease of 1.7%, respectively, from the same periods last year.

FOURTH QUARTER ACTIVITIES
-------------------------

During the fourth quarter, AMLI sold two wholly-owned communities, AMLI at Town Center and AMLI at Centennial Park in Overland Park, Kansas and two co-investment communities in which the Company owned a 25% interest, AMLI at Fossil Creek in Ft. Worth, Texas and AMLI at Park Bridge in Alpharetta, Georgia.

Also during the quarter, AMLI acquired the 90% partnership interest it did not already own in AMLI at Danada Farms in Wheaton, Illinois and the 60% partnership interest that it did not already own in AMLI at Oak Bend in Dallas, Texas. Additionally, AMLI acquired AMLI Knox-Henderson (formerly the Summit Belcourt) in Dallas, Texas.

AMLI closed permanent financing on three recently completed developments, AMLI at Barrett Walk in Atlanta, Georgia, AMLI at Cambridge Square in Overland Park, Kansas, and AMLI at Seven Bridges in Woodridge, Illinois. AMLI also funded an increase in the existing permanent loan on AMLI at Danada Farms in connection with the acquisition of the partner's interest as noted above.

The Company increased the commitment under its primary line of credit by $40 million to $240 million, repaid maturing mortgage financing on AMLI at Regents Crest and AMLI at Verandah, and increased availability under an amended filing of its equity capital shelf registration to $300 million.

Finally, AMLI acquired a parcel of land in Los Colinas (Dallas), Texas for future development.

SUBSEQUENT EVENTS
-----------------

In January 2004, the Company sold AMLI at Wells Branch in Austin, Texas, in which it owned a 25% interest and acquired the 60% partnership interest that it did not already own in AMLI on Timberglen in Dallas, Texas. Additionally in February AMLI prepaid, without penalty, mortgage loans encumbering two wholly-owned communities that were maturing shortly, AMLI at Nantucket and AMLI on Timberglen.

As announced yesterday, Gregory T. Mutz, one of AMLI's founders and current Chairman of the Board of Trustees, rejoined the Company as its Chief Executive Officer.

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


OUTLOOK
-------

As stated in the Company's guidance issued on December 22, 2003, AMLI's current expectation for full year 2004 FFO per share is in the range of $2.00 to $2.16 per share (generally plus or minus $0.02 per share per quarter based on current mid-range estimates of $0.53, $0.48, $0.52 and $0.55 per share per quarter).

DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on February 24, 2004 to all common shareholders of record as of February 13, 2004 and is based on an annual dividend rate of $1.92 per common share.

CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, February 4, 2004 at 3:30 p.m. Eastern Time. The toll-free number for the call is 888-780-9654-
Passcode: AMLI, and should be accessed approximately 5 minutes prior to conference time. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website (www.amli.com/ comp/) and at www.streetevents.com. Additionally, an on-line replay of the webcast will be available for 60 days following the call.

SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides detailed information regarding the Company's activities during the quarter. The Fourth Quarter Supplemental Information is available in the 'Company Info' section on our website (www.amli.com/comp/) under 'Shareholder Reports.'

DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs and that we believe may be of interest and use to the investment community.

Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 24, 25 and 26.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administration expense.

FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes.

Additional definitions can be found in the Quarterly Supplemental
Information.

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About AMLI
----------

The AMLI<registered trademark> portfolio currently includes 70 apartment communities containing 26,831 apartment homes, with an additional 1,817 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.

The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on form 10-K for the year ended December 31, 2002.



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